Exhibit 10.17

Summary of Compensation for Timothy M. Harmon

Mr. Harmon’s annual base salary for the fiscal year ending January 28, 2006 is $750,000 per year. He will also receive a car allowance of $9,000 per year, five weeks of vacation, and general company benefits, including medical, dental, vision, basic and supplemental life and disability. Mr. Harmon is eligible to participate in the Company’s 1999 Stock Award Plan, Executive Deferred Compensation Plan and Employee Stock Purchase Plan. In addition, Mr. Harmon has a performance-based bonus award agreement as described in more detail in our Current Report on Form 8-K filed on March 25, 2005. A severance agreement with Mr. Harmon was filed as an exhibit to our Annual Report on Form 10-K filed on April 9, 1998.